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                                                                    EXHIBIT 21.1


                                   DYAX CORP.

                           SUBSIDIARIES OF THE COMPANY

Dyax B.V., a company organized under the laws of the Netherlands (f/k/a Target Quest B.V.)

Dyax Holdings B.V., a company organized under the laws of the Netherlands (f/k/a Target Quest Holdings B.V.)

Dyax Japan, Ltd., a company organized under the laws of Japan

Dyax S.A., a company organized under the laws of Belgium

Biotage, Inc., a Delaware corporation

Biotage UK, Ltd., a company organized under the laws of the United Kingdom